Exhibit 99.3

Media contact
Polly Manuel | 205 970-5912
media@encompasshealth.com

Investor Relations contact
Mark Miller | 205-970-5860
mark.miller@encompasshealth.com

Encompass Health announces promotion of Patrick Tuer to newly established COO position

BIRMINGHAM, Ala., April 24, 2025 – Encompass Health Corp. (NYSE: EHC) today announced the promotion of Patrick Tuer from group president to the newly established position of chief operating officer (COO), effective immediately. As COO, Tuer will oversee hospital operations across the organization and will continue reporting to Mark Tarr, president and chief executive officer (CEO) of Encompass Health.
“Pat brings consequential experience and a broad depth of knowledge to this role and is a great example of the management talent we have within the Company,” said Tarr, adding that the promotion was prompted by Encompass Health’s significant growth.
“Our accelerated de novo program and capacity additions to existing hospitals are integral to our strategy of expanding access to high-quality rehabilitative care while improving performance across the board,” Tarr said. “Our development pipeline is robust, and we expect this growth to continue. As COO, Pat is perfectly suited to oversee our expanding portfolio of hospitals. He has been instrumental in shaping our operational success across several regions. His leadership has driven strong volume growth, operational improvements and enhanced patient outcomes.”
Tuer added, “I’m incredibly proud to take on the role of COO. At Encompass Health, we have a powerful platform supported by a talented and mission-driven workforce. Together, we’ll continue to grow strategically, innovate thoughtfully and most importantly, deliver exceptional care to the patients and communities we serve.”
As group president, Tuer oversaw three of the Company’s geographic operating regions, consisting of a total of 69 hospitals. Since joining Encompass Health in 2018, he has held several leadership positions in addition to group president, including regional president and regional vice president. Prior to joining Encompass Health, he progressed through a number of leadership roles with both acute and post-acute hospital companies.

About Encompass Health
Encompass Health (NYSE: EHC) is the largest owner and operator of inpatient rehabilitation hospitals in the United States. With a national footprint that includes 167 hospitals in 38 states and Puerto Rico, the Company provides high-quality, compassionate rehabilitative care for patients recovering from a major injury or illness, using advanced technology and innovative treatments to maximize recovery. Encompass Health is ranked as one of Fortune's World’s Most Admired Companies™, Becker’s Hospital Review’s 150 Top Places to Work in Healthcare and Forbes’ Most Trusted Companies in America. For more information, visit encompasshealth.com, or follow us on our newsroom, X, Instagram and Facebook.

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Forward-Looking Statements
Statements contained in this press release which are not historical facts, such as those relating to the growth prospects and the development pipeline, are forward-looking statements. In addition, Encompass Health may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Encompass Health’s actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, the regulatory review and approval process; disease outbreaks, including the speed, depth, geographic reach and duration of the spread; the actions to be taken by Encompass Health in response to disease outbreaks; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and Encompass Health’s response thereto; Encompass Health’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on Encompass Health’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for Encompass Health’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in Encompass Health’s SEC filings and other public announcements, including Encompass Health's Form 10-K for the year ended Dec. 31, 2024.